As filed with the Securities and Exchange Commission on October 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Dominion Energy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Virginia	54-1229715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

120 Tredegar Street

Richmond, Virginia 23219

804-819-2000

(Address, Including Zip Code, And Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Carlos M. Brown

Senior Vice President, General Counsel and Chief Compliance Officer

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

804-819-2690

(Name, Address Including Zip Code, And Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Katherine K. DeLuca, Esq.

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

804-775-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b), check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Variable Denomination Floating Rate Demand Notes	$1,000,000,000	100%	$1,000,000,000	$0

(1)

This registration statement covers all investments in the Notes up to $3.0 billion, with fees based on the net aggregate principal amount of Notes outstanding from this offering not exceeding $1.0 billion at a particular time. Registration fees for up to $1.0 billion net aggregate principal amount of Notes were paid previously by the Registrant in connection with Registration Statement No. 333-221291 previously filed by the Registrant on Form S-3 on November 2, 2017 and deregistered hereby. Pursuant to Rule 457(p) under the Securities Act of 1933, these fees are being carried forward and, accordingly, no filing fee is due for this registration statement since there has been no increase in the maximum net aggregate principal amount of Notes outstanding at a particular time.

PROSPECTUS

Dominion Energy, Inc.

Variable Denomination Floating Rate Demand Notes

Dominion Energy Reliability InvestmentSM (the Notes) is designed to provide you with a convenient means of investing your money directly with Dominion Energy, Inc. (Dominion Energy or the Company). The Notes earn a floating rate of interest to be determined at the direction of the Dominion Energy Reliability Investment Committee (the Committee). The initial interest rate applicable to the Notes and all subsequent changes to the initial interest rate will be disclosed in prospectus supplements filed with the Securities and Exchange Commission (the SEC).

The Notes are in book-entry form and have no stated maturity. The Notes are issuable in any amount, may be redeemed upon your demand as described in this prospectus and are subject to redemption by Dominion Energy at any time. The Notes have a principal amount equal to the total amount of your investment, plus reinvested interest, after deducting redemptions and fees, if any. The Notes earn interest which will accrue and be compounded daily and be automatically reinvested in Notes on the last business day of each month.

The Notes will rank equally in priority with all of Dominion Energy’s existing and future unsecured and non-subordinated debt and will rank senior in right of payment to all of Dominion Energy’s existing and future subordinated debt. As of June 30, 2020, Dominion Energy had approximately $14.7 billion principal amount of outstanding long-term debt on an unconsolidated basis (including securities due within one year), consisting of approximately $11.3 billion of unsecured and non-subordinated debt and $3.4 billion of unsecured junior subordinated debt. The Notes are also structurally subordinated to all indebtedness and other liabilities of Dominion Energy’s subsidiaries. As of June 30, 2020, our subsidiaries had approximately $25.7 billion principal amount of outstanding long-term debt (including securities due within one year and credit facility borrowings).

The Notes are offered on a continuous basis. Notes registered on the registration statement of which this prospectus is a part represent the maximum aggregate principal amount of the Notes, equal to $3,000,000,000, which are expected to be offered for sale. The outstanding principal amount of the Notes will increase and decrease from time to time. The maximum net aggregate principal amount of the Notes that may be outstanding at any one time is $1,000,000,000.

Investing in Dominion Energy Reliability Investment involves risks. For a description of these risks, see “Risk Factors” on page 5 of this prospectus and the Risk Factors section of our most recent Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

Please read this prospectus carefully and retain for future reference. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2020.

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IMPORTANT INFORMATION

An investment in the Notes involves risks. Prospective investors should carefully review the risk factors, as well as the other information, contained or incorporated by reference in this prospectus. You should consult your own financial and legal advisers as to the risks involved in an investment in the Notes and whether an investment is suitable for you.

All of the money you invest will be used to purchase Notes for you. All interest earned on your Notes will be reinvested monthly in additional Notes for your investment. All investments in the Notes are investments in unsecured debt obligations of Dominion Energy, Inc. Only our assets are available to pay the principal and interest on the Notes. We do not maintain reserves for our obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are unsecured and are not obligations of or guaranteed, endorsed or insured by any of our subsidiaries, The Northern Trust Company, which acts as the agent bank for the Notes, the Trustee or any other company. It is possible for you to lose some or all of your investment, including accrued interest, if we are unable to pay our debts, become bankrupt or seek creditor protection.

The Notes are not a money market fund, which is typically a diversified fund consisting of short-term debt securities of many issuers. The Notes are not subject to the requirements of the Investment Company Act of 1940 (including those regarding diversification and quality of investments for money market funds) or the Employee Retirement Income Security Act of 1974, as amended. The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of Federal Deposit Insurance Corporation regulation or insurance or any other insurance. The Notes are not transferable, assignable or negotiable, they are not listed on any securities exchange, and there is no secondary market for the Notes. As a result, there is no public market valuation for the Notes.

The interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time. The interest rate also does not necessarily bear any relation to the risks associated with or changes in our creditworthiness, credit rating or financial condition and may not compensate you for any increase in credit risk of investment in the Notes.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our SEC filings are also available on our website at http://www.dominionenergy.com. Our website also includes other information about us and certain of our subsidiaries. The information available on our website (other than the documents expressly incorporated by reference into this prospectus as set forth below) is not incorporated by reference into this prospectus and you should not consider such information a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We make some of our filings with the SEC on a combined basis with two of our subsidiaries, Virginia Electric and Power Company (Virginia Power) and Dominion Energy Gas Holdings, LLC (Dominion Energy Gas). Our combined filings with the SEC present separate filings by each of Virginia Power, Dominion Energy Gas and the Company. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, except those portions of filings that relate to Virginia Power or Dominion Energy Gas as a separate registrant, until we sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•

Current Reports on Form  8-K, filed January 29, 2020,  February 4, 2020,  March 16, 2020,  March  17, 2020, March 19, 2020,  March 20, 2020,  March 25, 2020,  April 3, 2020,  May  8, 2020, June 26, 2020, July  6, 2020, July  6, 2020, July 31, 2020, August 6, 2020, September 17, 2020, September 30, 2020 and October 6, 2020.

You may request a copy of any of the documents incorporated by reference at no cost, by writing or telephoning us at: Corporate Secretary, Dominion Energy, Inc., 120 Tredegar Street, Richmond, Virginia 23219, (804) 819-2000.

You should rely only on the information incorporated by reference or provided in this prospectus or to which this prospectus refers you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. The information which appears in this prospectus and which is incorporated by reference in this prospectus may only be accurate as of the date of this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our management’s beliefs and assumptions and can often by identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These factors may accompany such statements themselves while generally applicable factors are discussed under the heading “Forward-Looking Statements”

or elsewhere in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K incorporated by reference herein.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

Issuer	Dominion Energy, Inc.

Title of Securities	Variable Denomination Floating Rate Demand Notes, marketed and sold as Dominion Energy Reliability Investment.

Amount	Up to $3,000,000,000 aggregate offering price. The maximum net aggregate principal amount of the Notes that may be outstanding at any one time is $1,000,000,000.

Investment Options	Check Investment, see page 8.

Automatic Investment, see page 9.

Directed Investment, see page 9.

Wire Transfer Investment, see page 10.

Automatic Social Security Investment, see page 10.

Redemption Options	Check Redemption, see page 11.

Bank Check Redemption, see page 11.

ACH Redemption, see page 12.

Status	The Notes are unsecured debt obligations of Dominion Energy, Inc., rank equally and ratably with all of our other unsecured and non-subordinated debt, and rank senior in right of payment to all of our subordinated debt. Only our assets are available to pay principal and interest on the Notes. Dominion Energy, Inc. is a holding company, and we operate our businesses through our subsidiaries. The Notes are not obligations of or guaranteed, endorsed or insured by our subsidiaries, The Northern Trust Company, which acts as the agent bank for the Notes, the Trustee or any other company. We do not maintain reserves for our obligations under the Notes, and the Notes are not subject to any sinking fund.

The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. As of June 30, 2020, our subsidiaries had approximately $25.7 billion principal amount of outstanding long-term debt (including securities due within one year and credit facility borrowings).

Maturity	The Notes mature on demand.

Interest	The Notes will bear interest at a floating rate per annum to be determined at the direction of the Committee on a weekly basis to be effective on Monday of the week following such determination. Interest will accrue and be compounded daily and be automatically reinvested in Notes on the last business day of each month. See page 7.

Principal	The principal amount of your Notes will equal all of your investments and reinvested interest less redemptions and fees, if any.

Fees	Fees, if any, may be assessed for investments or redemptions returned due to insufficient funds, stop payment requests and other special services, see page 13.

Form of Notes	The Notes will be issued in uncertificated form, see page 17.

Maximum Outstanding Investment	The total maximum outstanding investment for any one investor shall not exceed $5,000,000 at any time. See page 17.

Redemption at Option of Dominion Energy	The Notes may be redeemed by Dominion Energy at its option, see page 17.

Agent Bank	The Northern Trust Company.

Tax Status	Interest credited to each of the Notes is reportable as taxable income for Federal tax purposes. Backup withholding may apply to certain persons, see page 13.

Trustee	Deutsche Bank Trust Company Americas.

Broker-Dealer	Georgeson Securities Corporation.

Rating	Dominion Energy has not requested, and does not anticipate receiving, a rating for the Notes from any rating agency.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any Notes, you should carefully consider the risks discussed below and the risk factors that are incorporated by reference in this prospectus from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K or any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information included in this prospectus and any other information that we have incorporated by reference, including filings made with the SEC after the date of this prospectus. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. See Where You Can Find More Information on page 1.

Risks Relating to the Notes

•	An investment in the Notes does not create a bank account or depositor relationship between you and Dominion Energy or The Northern Trust Company, as the agent bank.

•	The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of Federal Deposit Insurance Corporation (FDIC) regulation or insurance or any other insurance.

•

All of the money you invest will be used to purchase Notes for you. All interest earned on your Notes will be reinvested monthly in additional Notes for your investment. The Notes are not a money market fund, which is typically a diversified fund consisting of short-term debt of many issuers. The Notes are not subject to regulation under the Investment Company Act of 1940, as amended. Consequently, you will not have the benefit of federal laws and regulations designed to help maintain liquidity and a stable share price and set standards for credit quality, diversification and for maturity of individual securities and the overall portfolio.

•	The Notes are not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

•

The Notes are not a brokerage account with Georgeson Securities Corporation or any other broker-dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investor Protection Act of 1970.

•	Dominion Energy has not requested, and does not anticipate receiving, a rating for the Notes from any rating agency.

•

The interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time. The interest rate also does not necessarily bear any relation to the risks associated with or changes in our creditworthiness, credit rating or financial condition and may not compensate you for any increase in credit risk of investment in Notes.

•

Although you may redeem your investment in the Notes at any time in whole or in part, in the manner explained in this prospectus, you are not able to transfer your investment in the Notes to someone else. The Notes are not listed on any securities exchange, and no secondary market for the Notes currently exists nor will one develop in the future. Consequently, there is no public market valuation of the Notes to assist you in evaluating the Notes or the yield earned.

•	The Notes are unsecured debt obligations of Dominion Energy. Only the assets of Dominion Energy are available to pay the principal and interest on the Notes.

•

Dominion Energy is a holding company, and we operate our businesses through our subsidiaries. Thus, our ability to meet our obligations under the Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Dominion Energy. In addition, the rights that Dominion Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors.

•

Holders of Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of June 30, 2020, on a consolidated basis (including securities due within one year and credit facility borrowings), we had approximately $40.4 billion of outstanding debt, of which approximately $25.7 billion was subsidiary debt.

•

The Notes are not guaranteed, endorsed or insured by any of our subsidiaries or any financial institution or government entity. Dominion Energy does not maintain reserves for its obligations under the Notes. There is a risk that Dominion Energy will be unable to meet interest payments or repay principal on the Notes. You may lose all or part of your investment, including accrued interest, if Dominion Energy is unable to pay its debts, enters bankruptcy or seeks protection from its creditors.

•	You will not be able to exchange your Notes for any other securities of Dominion Energy.

DOMINION ENERGY

Dominion Energy, headquartered in Richmond, Virginia and incorporated in Virginia in 1983, is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 30,700 megawatts of electric generating capacity, 10,400 miles of electric transmission lines, 85,000 miles of electric distribution lines, 14,600 miles of natural gas gathering, storage and transmission pipelines and 103,400 miles of gas distribution pipeline, exclusive of service lines. We operate one of the nation’s largest underground natural gas storage systems with approximately 1 trillion cubic feet of capacity and serve more than 7 million utility and retail energy customers.

We are focused on expanding our investment in regulated and long-term contracted electric generation, transmission and distribution and regulated natural gas distribution infrastructure. Our nonregulated operations include merchant generation and natural gas retail energy marketing operations. Our operations are conducted through various subsidiaries, including (i) Virginia Power, a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina, (ii) Dominion Energy Gas, a holding company for certain of our regulated natural gas businesses, which conduct business activities through a regulated interstate natural gas transmission pipeline and underground storage system in the Northeast, mid-Atlantic and Midwest states and a liquefied natural gas import and export operation in Maryland, (iii) Dominion Energy Questar Corporation, a holding company for our primarily regulated natural gas businesses located in the Rocky Mountain region and elsewhere, including retail natural gas distribution in Ohio, Utah, Wyoming and Idaho and related natural gas development and production, and (iv) SCANA Corporation, a holding company for regulated businesses primarily engaged in the generation, transmission and distribution of electricity in the central, southern and southwestern portions of South Carolina and in the distribution of natural gas in North Carolina and South Carolina.

Our address and telephone number are: 120 Tredegar Street, Richmond, Virginia 23219, Telephone (804) 819-2000.

Proposed Transaction with Berkshire Hathaway Energy Company

On July 3, 2020, we entered into an agreement to sell substantially all of our gas transmission and storage assets to Berkshire Hathaway Energy Company (BHE). We expect to close the transaction, exclusive of certain assets, including Dominion Energy Questar Pipeline, LLC and related entities (the Questar Pipeline Assets), on or around November 1, 2020. On October 5, 2020, we entered into a second agreement with BHE providing for the sale of the Questar Pipeline Assets to BHE after receipt of approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is currently anticipated in early 2021.

For more information, please refer to the reports we file with the SEC that are incorporated into this prospectus supplement by reference as described under “Where You Can Find More Information.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes to finance capital expenditures and future acquisitions and to retire or redeem debt securities issued by us and for other general corporate purposes which may include the repayment of commercial paper and debt under any of our credit facilities.

DOMINION ENERGY RELIABILITY INVESTMENT

General

The following statements about investing in the Notes summarize the Dominion Energy Reliability Investment Plan (the Plan), a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. If this summary differs in any way from the statements in the Plan, you should rely on the Plan. You may request a copy of the Plan by downloading a copy on the website investors.dominionenergy.com/DERI, calling us at 866-876-0001, or writing Dominion Energy Reliability Investment, P.O. Box 75713, Chicago, Illinois 60675-5713. All of the money you invest will be used to purchase Notes for you. Your investments in the Notes and interest thereon will be recorded on a register maintained by The Northern Trust Company, the agent bank. The principal amount of your Notes will be equal to all of your investments in the Notes, plus reinvested interest, less redemptions and fees, if any. Accrued interest is available to you for redemption as principal when it is reinvested on the last business day of each month. Investors will receive monthly statements showing a summary of all transactions occurring during the prior month, including investments, redemptions, interest earned and any fees or charges. Investors may also call toll free at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time, Monday through Friday, to obtain current information about their investment in the Notes.

Eligible Investors

•	To be eligible to invest in the Notes, you must be:

•	a citizen of the United States, or

•	a corporation or, except as provided in applicable United States Treasury regulations, a partnership, incorporated or established in or under the laws of any of the United States, or

•	a trust or estate that is treated as a United States person under Section 7701 of the Internal Revenue Code, as amended.

•	You must provide a valid Social Security number or U.S. federal tax identification number.

•	You may invest individually or jointly with another eligible person.

•	You may invest by naming yourself as custodian for your minor children under the Uniform Transfers to Minors Act of the state in which you reside or under any other applicable law.

Interest Rate

The Notes will bear interest at a floating rate per annum to be determined at the direction of the Committee on a weekly basis to be effective on Monday of the week following such determination. Rates may vary by an investor’s principal amount of Notes or other factors as determined at the direction of the Committee as provided for in the Plan.

The interest rate we pay on the Notes for any particular period does not indicate or represent the rates we will pay in the future. The interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield or other investments which pay a fixed yield for a stated period of time. The interest rate does not necessarily bear any relation to the risks associated with or changes in our creditworthiness, credit rating or financial condition. Interest on the Notes will accrue daily and will be compounded daily, based on a 365/366-day year. Accrued interest will be automatically reinvested in the Notes on the last business day of each month.

For information on the current interest rate being paid on the Notes, call toll free 866-876-0001 or access the Dominion Energy Reliability Investment website at investors.dominionenergy.com/DERI. None of the information contained at any time on this website is incorporated by reference into this document.

How to Make an Investment

You may invest in the Notes by submitting a completed application, along with your initial investment as described below. You may receive a blank Application Form at any time, without charge, by:

•	accessing our prospectus and application through our website at investors.dominionenergy.com/DERI; or

•	calling 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday and requesting an enrollment kit.

All investors must make their initial investment in the Notes by the Check Investment option described in the Investment Options section below. The minimum initial investment is $1,000 for all investors, other than Dominion Energy employees. If you are a Dominion Energy employee, the minimum required initial investment balance of $1,000 must be attained within ten months.

All investors may make additional investments by any of the investment options described in “Investment Options” below. We may redeem Notes held by any Investor whose investment falls below $1,000. See “Description of the Notes” for more information on this optional redemption. The total maximum investment for any one investor may not exceed $5,000,000 at any point in time. See “Maximum Outstanding Investment” for more information on investment limits.

All investments must be made in U.S. dollars. You may contact us as follows to obtain further information on how to invest or make changes to your current investment in the Notes:

•	online at investors.dominionenergy.com/DERI; or

•	by telephone at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday; or

•	by mail at Dominion Energy Reliability Investment, P.O. Box 75713, Chicago, Illinois 60675-5713.

To help fight the funding of terrorism and money-laundering activities, the U.S. government has passed the USA PATRIOT ACT, which requires banks, including our processing agent bank, to obtain, verify, record and, in certain circumstances, report information that identifies persons who engage in certain transactions with or through a bank. This means that, in order for you to invest in the Notes, you must provide to us the name, residential or street address (no P.O. boxes), date of birth and Social Security number or other tax identification number of ALL PERSONS listed on the investment.

Investment Options

Check Investment (Personal and Corporate Checks)

The Check Investment option permits you to make investments in Notes by submitting a personal or corporate check.

This investment option is the only option for your initial investment in the Notes. Your initial investment may be in any amount of $1,000 or more. Additional investments may be in any amount of $50 or more.

Your completed application should be mailed to Dominion Energy Reliability Investment, P.O. Box 75713, Chicago, Illinois 60675-5713 and accompanied by a check in an amount of $1,000 or more. If you are a Dominion Energy employee, you may include a check in an amount less than $1,000; however, Dominion Energy employees are required to attain an investment balance of $1,000 or more within ten months of the initial investment. Additional investments in an amount of $50 or more must be accompanied by the investment slip provided with the investment statement, provided with investment confirmation notices, or included with the supply of redemption checks. Additional investments should be mailed to Dominion Energy Reliability Investment, P.O. Box 75709, Chicago, Illinois 60675-5709. All checks should be made payable to Dominion Energy Reliability Investment in U.S. dollars and drawn on a U.S. bank. Only personal or corporate checks will be accepted for your initial investment. Starter checks, bank checks, credit card checks, cashier checks, travelers checks, money orders and third-party checks will not be accepted for your initial investment.

Investments by check will be credited and interest will begin to accrue on the first business day after the agent bank receives a check in proper form if the check is received prior to 9:00 a.m. Eastern time and on the second business day following receipt if the check is received after 9:00 a.m. Eastern time. Checks are accepted subject to collection at full face value in U.S. funds. Investments made by check will be available for redemption by the investor after five business days from the date the check is credited to your investment or such shorter time as may be determined from time to time at the direction of the Committee as permitted under the Dominion Energy Reliability Investment Plan.

Automatic Investment

This investment option permits you to make additional investments in the Notes by automatic monthly electronic investment. Under this alternative, the agent bank will draw funds from your pre-authorized bank account up to two times per month on regular dates designated by you, by an automated clearing house (ACH) transfer for the prescribed amount and will invest the proceeds in the Notes. Investments may be made in any amount of $50 or more.

To set up the Automatic Investment option for a new investment, you must verify your ownership of the pre-authorized bank account by completing the appropriate sections of the Application Form. For an existing investment, you may complete the Change Form or utilize the self-service feature of online access. If using the Change Form, it must be mailed to Dominion Energy Reliability Investment, P.O Box 75713, Chicago, Illinois 60675-5713, which includes providing the agent bank with a voided blank check. You may make changes to the Automatic Investment option of an investment at any time by completing the Change Form, submitted with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp is required. Alternatively, you may utilize the self-service feature of online access. You may terminate investments by Automatic Investment of an existing investment at any time by providing notice in writing to the agent bank or by calling the agent bank toll free at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday. Notices to change or terminate investments by Automatic Investment will be effective as soon as practicable after they are received by the agent bank.

Electronic drafts will be presented for payment on the date you determine on your Application Form or Change Form. Investments will be credited and interest will begin to accrue on the first business day following posting of such draft by the agent bank. All such investments are accepted subject to collection at full face value in U.S. funds. Investments made through the Automatic Investment option will be available for redemption by the investor after five business days from the day the investment is posted.

Directed Investment

This investment option permits you to make additional discretionary electronic investments in the Notes. Under this alternative, the agent bank will, following your granted permission, draw funds on a non-recurring basis from your pre-authorized bank account by an ACH transfer for the prescribed amount and will invest the proceeds in the Notes. Investments may be made in any amount of $50 or more.

To set up the Directed Investment option for a new investment, you must verify your ownership of the pre-authorized bank account by completing the appropriate sections of the Application Form. For an existing investment, you may utilize the self-service feature of online access. You may make changes to the Directed Investment option of an existing investment at any time by completing the Change Form, submitted with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp is required. Alternatively, you may utilize the self-service feature of online access. You may terminate the Directed Investment option for an existing investment at any time by providing notice in writing to the agent bank or by calling the agent bank toll free at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday. Notices to change investment information will be effective as soon as practicable after they are received by the agent bank.

Investments will be credited and interest will begin to accrue on the first business day following posting of such draft by the agent bank. All such investments are accepted subject to collection at full face value in U.S. funds. Investments made through the Directed Investment option will be available for redemption by the investor after five business days from the day the investment is posted.

Wire Transfer Investment

This investment option permits you to make additional investments in Notes by wire transfer. Any investment made by wire transfer must be $1,000 or more.

You may invest by Wire Transfer Investment by calling the agent bank at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday to advise them of your intent to make an investment by wire transfer, at which time the agent bank will provide you transfer instructions. Wire transfer investments will only be accepted from banks domiciled in the United States and paid in U.S. dollars.

Investments made by Federal Funds wired to the agent bank will be credited as of, and interest will begin to accrue, no later than the next business day following receipt of funds by the agent bank, except that if wired funds are received by 2:00 p.m. Eastern time the funds will be credited to the investment and begin accruing interest the same day. Investments made by wire transfer will be available for redemption by the investor promptly upon being credited as described above. Neither the agent bank, nor we, will be responsible for delays in the funds wiring system.

Automatic Social Security Investment

This investment option allows you to make additional investments of part or all of your Social Security payment.

Contact your local Social Security office for the required form. Complete the form and return it to the Social Security office for processing. You may terminate the agent bank’s authority to receive your Social Security payments at any time by providing notice in writing to the Social Security office.

Automatic Social Security Investments will be credited, and interest will begin to accrue according to the provisions for Automatic Investments, above. Investments made through the Automatic Social Security Investments option will be available for redemption by the investor on the first business day following the date the investment is credited.

How to Redeem

Generally, you may redeem all or any part of your Notes without charges or penalties as more fully described below. However, you may redeem your entire investment in the Notes only by use of the Bank Check Redemption option as described in this prospectus. In such event, the principal amount of your Notes, together with accrued and unpaid interest, will be redeemed and the proceeds distributed in accordance with the procedures set forth below under Bank Check Redemption. Requests for redemption should be made by calling 866-876-0001 or directed to Dominion Energy Reliability Investment, P.O. Box 75713, Chicago, Illinois 60675-5713.

If the amount to be redeemed represents:

•

an investment made by the Check Investment option, the redemption request will not be honored until after five business days from the date the check is credited to your investment or such shorter time as may be determined from time to time at the direction of the Committee as permitted under the Dominion Energy Reliability Investment Plan;

•

an investment made by the Automatic Investment or Directed Investment option from a bank account, the redemption request will not be honored until after five business days from the posting of such investment by the agent bank;

•

an investment made by the Wire Transfer Investment option, the redemption request will be honored the same business day following receipt by the agent bank of wired funds received by 2:00 pm Eastern time and will not be honored until the next business day following receipt by the agent bank of wired funds received after 2:00 p.m. Eastern time; and

•

an investment made by the Automatic Social Security Investment option, the redemption request will not be honored until the first business day following the posting by the agent bank of such investment, which shall be made by ACH.

If you are redeeming your entire investment in the Notes, you will receive all accrued and unpaid interest less applicable fees.

You may contact us to obtain further information on redeeming investments in the Notes:

•	online at investors.dominionenergy.com/DERI; or

•	by telephone at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday.

Check Redemption

You will be provided with an initial supply of Dominion Energy Reliability Investment redemption checks free of charge (additional supplies of Dominion Energy Reliability Investment redemption checks are also free of charge). For your protection, we will accept for redemption only Dominion Energy Reliability Investment redemption checks. You may make Dominion Energy Reliability Investment redemption checks payable to the order of anyone in the amount of $250 or more.

The payee of a Dominion Energy Reliability Investment redemption check may cash or deposit the Dominion Energy Reliability Investment redemption check like any personal check drawn on a bank. If the amount of a Dominion Energy Reliability Investment redemption check is greater than your investment balance, the Dominion Energy Reliability Investment redemption check will not be honored and will be returned to the presenter by the agent bank. In addition to having the Dominion Energy Reliability Investment redemption check returned, we will charge a fee that will be debited directly from your investment balance in the Notes. See the “Fees” section of this prospectus for a discussion of certain fees in connection with the Check Redemption option.

Check Redemption is automatically available to you and does not require any selection on the application. You may order additional Dominion Energy Reliability Investment redemption checks by using the reorder form in your current checkbook, by calling 866-876-0001, or through your account online. We will send additional redemption checks only to the registered owner(s) of the Notes and only to the registered address. The Check Redemption option does not create a checking or other bank account or a depositor or banking relationship with the agent bank or us.

Redemption will be made on the date the Dominion Energy Reliability Investment redemption check is presented to the agent bank for payment. The amount of the Note to be redeemed will continue to accrue interest to, but not including, the day the Dominion Energy Reliability Investment redemption check is presented for payment.

Bank Check Redemption

By use of the Bank Check Redemption option, you authorize the agent bank to act on written or telephone instructions to have redemption proceeds paid by a check payable to the registered owner(s) and sent to the registered address on the investment. The agent bank’s records of the telephonic instructions are binding. Neither the agent bank nor we will be responsible for the authenticity of telephonic instructions. Redemptions will be paid to you by check, in the amount of $250 or more, or the investment balance of your Notes, whichever is less.

Bank Check Redemption is automatically available to you and does not require any selection on the application.

Requests for Bank Check Redemption may be made by calling 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday. Verification of information including, but not limited to, the investment number, additional investment information and the name of the registered owner(s) submitting the Bank Check Redemption request must be provided at the time of the request. Written requests for Bank Check Redemption should be directed to Dominion Energy Reliability Investment, P.O. Box 75713, Chicago, Illinois 60675-5713. We will send the redemption payments only to the registered owner(s) of the Notes at the registered address.

A bank check representing the redemption proceeds will be made payable to the registered owners and sent to the registered address, by the end of the next business day following receipt of the redemption request and interest will accrue to, but not including, the day of your request.

ACH Redemption

Redemptions via ACH can be made in two ways:

•	You may initiate an ACH debit through your financial institution from your investment. A minimum of $250 is required.

•	You may set up an ACH redemption which can be executed utilizing the self-service feature of online access. A $250 minimum is required.

You can establish a bank model to complete on request ACH redemptions by submitting the information in writing on the Electronic Funds Transfer Form. Each registered must sign the request and obtain a Medallion Signature Guarantee stamp. In addition, the models must have like ownership, with the same owners on the investment as there are on the investment the funds are going to. Once the form is received, the model will be added to the investment within two business days. Once the model is complete, a confirmation is generated and sent to the registered address confirming that the transfer instructions have been established.

If you are enrolled in online access, you can use the self-service feature to establish a bank model and complete single ACH redemptions.

The agent bank will initiate the redemption from your investment and an ACH credit will be sent to the financial institution on file via a NACHA formatted transaction file. Funds are transferred to your financial institution one business day following receipt by the agent bank of the request if received by 2:00 p.m. Eastern time. The redemption will post on such day and interest will accrue to, but not including, such day. If received after 2:00 p.m. Eastern time, funds are transferred to your financial institution two business days after receipt of the request. The redemption will post on such day and interest will accrue to, but not including, such day.

Optional Redemption by Dominion Energy

As provided in the Dominion Energy Reliability Investment Plan, we have the right to redeem at any time the Notes of an investor if the investment balance is below the minimum amount or to the extent the investment balance exceeds the maximum amount as determined by the Committee. In such event, you will be notified if your Notes will be redeemed and you will be permitted 30 days within which to make such investments or make such redemptions, as the case may be, to restore the investment balance within the minimum and maximum amounts. In addition, we may also redeem, at any time at our option, the Notes of any investor who is not or is no longer eligible to invest in the Notes, who has abused or misused the investment or redemption provisions applicable to the Notes or whose investments are otherwise inconsistent with the objectives of the Dominion Energy Reliability Investment Plan, in each case as we determine in our sole judgment and discretion. In the event that we determine to redeem a particular investor’s Notes for any of the reasons specified in the preceding sentence, we will notify the investor of our intention to redeem in full the Notes on the third business day following the date of our notice. Further, we may redeem the entire amount of, or any portion of, all of the outstanding Notes. Any such partial redemption of outstanding Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the agent bank. We generally will give you 30-days’ prior written notice if the Notes are to be redeemed in whole or in part. In each of the redemption transactions described above, a redemption check will be sent to the investor in an amount equal to the principal amount of the redeemed Notes, including accrued and unpaid interest and less any applicable fees.

Fees

There are no maintenance fees with respect to your investment in the Notes, nor are there charges for your redemption checks (both initial and additional) or for effecting any Check Redemptions. You may also incur a charge in obtaining any applicable signature guarantee.

Subject to revision at the discretion of the Committee, the following fee schedule applies:

Insufficient funds:	$15
Stop payment requests:	$15

As incurred, fees will be promptly debited directly from your investment balance as a partial redemption of your Notes.

Investor Statements

The agent bank will send a monthly statement to you, showing a summary of all the transactions made in the Notes during the previous month, including the beginning investment balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. A copy of the Dominion Energy Reliability Investment redemption checks on which payment has been made will be included in the monthly statements. This procedure is subject to change at the direction of the Dominion Energy Reliability Investment Committee in its discretion. You can obtain current information about the Notes by calling us toll free at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or by visiting our website at investors.dominionenergy.com/DERI.

You may also enroll to view your investment activity and other correspondence through the online investment management system. Many of the service options described in this prospectus are also available via this online tool. For additional information and to enroll for these online options, visit our website at investors.dominionenergy.com/DERI or call us at 866-876-0001.

We will only furnish information to you by telephone if you have specified the name, address, Notes investment number, and additional investment information of the registered owner of the Notes.

Taxes

The following is a summary of the U.S. Federal income tax consequences to you if you invest in the Notes. The discussion addresses only the income tax consequences to you if you are an individual and are a citizen of the United States for Federal income tax purposes. You should consult your own tax adviser concerning the application of United States Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to your situation.

The Notes are not qualified under Section 401(a) of the Internal Revenue Code, as amended. All interest credited to your Notes in any taxable year is reportable by you as taxable income for Federal income tax purposes. Early in each year the agent bank will provide to you the full amount reportable as taxable income for the previous year. The agent bank also will file tax information returns as required by law. Backup withholding may apply to you if you fail to comply with applicable tax identification requirements. Interest credited to the Notes also may be subject to state and local income taxes.

Dominion Energy Reliability Investment Committee

The Committee has the full power and authority to, among other things:

•	amend the Plan and the Notes offering to the extent described below under “Termination, Suspension or Modification;”

•	interpret the provisions of the Plan;

•	adopt rules and regulations in connection with administration of the Plan;

•	redeem the Notes in whole or in part at any time;

•

redeem any investments in the Notes of an investor who has abused or misused the investment or redemption provisions applicable to the Notes, whose investments are otherwise inconsistent with the objectives of the Dominion Energy Reliability Investment Plan or who is not eligible to invest in the Notes, in each case as determined by the Committee in its sole judgment and discretion; and

•	make certain determinations in accordance with the Dominion Energy Reliability Investment Plan, including setting the rates of interest to be paid on the Notes.

The Committee shall consist of at least three persons designated from time to time by Dominion Energy. Dominion Energy shall from time to time designate the members of the Committee and an alternate for each of such members, who shall have full power to act in the absence or inability to act of such member. As provided in the Dominion Energy Reliability Investment Plan, the Committee has delegated its authority to determine the interest rate on the Notes to the Treasurer of Dominion Energy. The address of each member of the Committee is 120 Tredegar Street, Richmond, Virginia 23219. The members of the Committee receive no additional compensation for their Committee services.

The members of the Committee may from time to time have potential conflicts of interest from the point of view of investors in the Notes. All members of the Committee to date have been, and are expected in the future to be, employees of Dominion Energy or one of its subsidiaries. All of the money you invest will be invested in the Notes, which are securities of Dominion Energy. The members of the Committee have a duty to act in Dominion Energy’s best interest, and consequently may make decisions that investors in the Notes do not believe to be in their best interest. In addition, employees of Dominion Energy and its subsidiaries, including members of the Committee, may from time to time invest in or redeem the Notes.

Under the Plan, no member of the Committee or a director, officer or employee of Dominion Energy or any of its subsidiaries will be liable for any action or failure to act under or in connection with the Plan, except for his or her own bad faith. Dominion Energy will indemnify and hold any such person harmless from all loss or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, or proceeding, except a judgment in favor of Dominion Energy based upon a finding of his or her bad faith.

AGENT BANK

The Northern Trust Company is the agent bank for the Notes. Northern Trust’s services include:

•	maintenance of records of investments in, and redemptions of, the Notes by investors;

•	receipt of investment and redemption requests;

•	receipt of funds being invested in Notes and disbursement of funds upon redemption of Notes;

•	sending notices of redemption upon a redemption at the option of Dominion Energy;

•	transaction processing and accounting;

•	preparation of investment statements and other correspondence to investors;

•	investor servicing;

•	maintenance of records of the investment balance in the Notes, accrual of interest, and payment and reinvestment of interest; and

•	tax reporting and filing with the proper authorities.

We pay the agent bank an administrative fee for these services.

DESCRIPTION OF THE NOTES

The Notes are governed by an indenture, dated as of November 1, 2017, between us and Deutsche Bank Trust Company Americas, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described below under “Events of Default and Notices.” Second, the trustee may perform certain administrative duties for us.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to our registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

This section summarizes the material terms of the Notes. Because this section is a summary, it does not describe every aspect of the Notes and is subject to and qualified in its entirety by reference to all provisions of the indenture, including definitions of certain terms used in the indenture. We describe the meaning for only the more important of those terms. Whenever we refer to defined terms of the indenture in this prospectus, such defined terms are incorporated by reference here.

General

The Notes will be issuable in any amount and will mature upon your demand. The Notes will be identical except for their issue date and principal amount. We may reject any offer to purchase Notes in whole or in part. All investments in the Notes are investments in our unsecured debt obligations and are not obligations of or guaranteed by our subsidiaries, the agent bank, the trustee or any other company. Dominion Energy does not maintain reserves for its obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are redeemable at your option in the manner described in this prospectus.

Following an initial investment, investors may make additional investments and redemptions from time to time as described in this prospectus. As a result, the outstanding principal amount of the Notes will increase and decrease from time to time. For purposes of determining the aggregate amount of registered but unissued notes under the registration statement relating to the Notes, each investment is an issuance of Notes, reducing the capacity of registered but unissued Notes by a corresponding amount. The daily amount and rate of redemptions are affected by many factors, including but not limited to the rates we offer on the Notes from time to time, the wide variety of alternative investment options in the market that are available to our investors and seasonal increases in redemptions and investments.

Although investors could seek to redeem a large dollar amount of Notes over a short period of time, we believe that we have sufficient capital resources available to timely fund redemptions of the Notes. Liquidity management is both a daily and long-term component of our treasury management strategy. In the event that we require funds beyond our ability to generate them internally, additional sources of funds are available to us. For more information, see the discussion of our capital resources and liquidity in our Form 10-K and 10-Q reports filed with the SEC that are incorporated by reference into this prospectus.

The Notes will rank equally in priority with all of Dominion Energy’s existing and future unsecured and non-subordinated debt and will rank senior in right of payment to all of Dominion Energy’s existing and future subordinated debt. As of June 30, 2020, Dominion Energy had approximately $14.7 billion principal amount of outstanding long-term debt on an unconsolidated basis (including securities due within one year), consisting of approximately $11.3 billion of unsecured and non-subordinated debt and $3.4 billion of unsecured junior subordinated debt. Dominion Energy is a holding company, and we operate our businesses through our subsidiaries. The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. This means that in liquidation the assets of our subsidiaries would be applied first to the repayment of indebtedness and other liabilities of our subsidiaries before they would be available to pay the indebtedness and liabilities of Dominion Energy, including the Notes. As of June 30, 2020, our subsidiaries had approximately $25.7 billion principal amount of outstanding long-term debt (including securities due within one year and credit facility borrowings). The indenture does not limit our ability to incur additional debt, including debt incurred by our subsidiaries. The indenture also does not restrict us from acquiring or combining with entities that have outstanding indebtedness, which entities may become subsidiaries of Dominion Energy.

The indenture does not limit the principal amount of the Notes or any of our other debt that may be issued.

The Notes will be issued in uncertificated form and you will not receive any certificate or other instrument evidencing our indebtedness. All funds you invest in the Notes, together with interest accrued thereon, and redemptions, if any, will be recorded on a register maintained by the agent bank.

The indenture provides that we, the trustee and the investors waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture or the Notes.

Minimum Investment

Because of the relatively high cost of maintaining small investments, we reserve the right to redeem your investment if the investment balance is less than the minimum required investment balance of $1,000 for three consecutive months. If you are an employee, the minimum required initial investment balance of $1,000 must be attained within ten months. Thereafter, the $1,000 minimum investment balance must be maintained. If the minimum investment balance is not attained or maintained, we may redeem the principal amount of your Notes, together with accrued and unpaid interest, and mail the proceeds to your registered address. You will be notified if your Notes will be redeemed and you will be permitted 60 days within which to make additional investments to increase your investment balance to the applicable minimum required investment before your investment is redeemed. The minimum required investment balance is subject to change at the discretion of the Committee without prior notice to investors.

Maximum Outstanding Investment

The Committee has established a maximum outstanding investment for any one investor of $5,000,000. If the amount of your outstanding investment exceeds the maximum for three consecutive months, we may notify you in writing that we intend to redeem the amount of your investment in excess of $5,000,000. You will then have 30 days to redeem the excess portion of your investment. If you do not do so within a 30-day period, we may redeem the amount we have specified and mail a check for the proceeds to the registered holder of the Notes, less any tax withholding, if applicable, and any other fees discussed in this prospectus. Interest on the redeemed amount shall cease to accrue on and after the effective date of the redemption. The maximum outstanding investment in the Notes for any one investor is subject to change at the discretion of the Committee without prior notice to investors.

We May Redeem the Notes at Our Option

We may also elect to redeem the entire amount of, or any portion of, the outstanding Notes. Any such partial redemption of outstanding Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the agent bank. We generally will give you 30-days’ prior written notice if the Notes are to be redeemed in whole or in part. As discussed above, we may also redeem your Notes if your investment balance is below the minimum amount or exceeds the maximum amount as determined by the Committee.

In addition, as provided in the Dominion Energy Reliability Investment Plan, we may also redeem, at any time at our option, the Notes of any investor who is not or is no longer eligible to invest in the Notes, who has abused or misused the investment or redemption provisions applicable to the Notes or whose investments are otherwise inconsistent with the objectives of the Dominion Energy Reliability Investment Plan, in each case as we determine in our sole judgment and discretion. In the event that we determine to redeem a particular investor’s Notes for any of these reasons, we will notify the investor of our intention to redeem in full the Notes on the third business day following the date of our notice.

In each of the redemption transactions initiated by us, as described above, a redemption check will be sent to the investor in an amount equal to the principal amount of the redeemed Notes, including accrued and unpaid interest and less any applicable fees. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption.

The Trustee

The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture it is a creditor of ours.

Deutsche Bank Trust Company Americas is the trustee under the indenture. Dominion Energy and certain of its affiliates maintain banking relationships with Deutsche Bank Trust Company Americas or its affiliates. Deutsche Bank Trust Company Americas also serves as trustee or agent under other indentures and agreements pursuant to which securities of Dominion Energy and of certain of its affiliates are outstanding.

Events of Default and Notices

The following events are defined in the indenture as “events of default” with respect to the Notes:

•

failure to pay any or all the principal of or interest on any Note when due, provided that the failure to pay shall not be deemed to be an event of default under various circumstances, such as when the person demanding payment is not legally entitled to it or upon the occurrence of certain administrative errors; and

•

failure to perform any of our covenants in the indenture, which continues for 60 days after we are given written notice by either the trustee or at least a majority of the holders in principal amount of the Notes outstanding and affected thereby.

If an event of default with respect to the outstanding Notes occurs and is continuing, either the trustee or the holders of at least a majority in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such declaration and its consequences.

The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to the Notes, shall give to the holders of the Notes notice of all uncured defaults known to it (the term “default” means the events specified above without grace periods), provided that, except in the case of default in the payment of principal of or interest, if any, on any Notes, the trustee shall be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of Notes.

We will be required to furnish annually to the trustee a statement by certain of our officers to the effect that to their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any of our obligations, specifying each such default.

The holders of a majority in principal amount of the outstanding Notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the Notes, and to waive certain defaults.

The indenture provides that in case an event of default occurs and is continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of Notes unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which the trustee might incur in complying with the request or direction.

Modification of the Indenture

We and the trustee may modify or amend the indenture, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes issued under the indenture, provided that no such modification or amendment may, without the consent of each holder of the Notes that are affected:

•	change the character of the Notes from being payable on demand or reduce the principal amount of any Note;

•	impair the right to institute a suit for the enforcement of any payment on or with respect to any Note;

•	reduce the above-stated percentage of holders of Notes necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

We may also amend the indenture, without the consent of any holders of the Notes, to add covenants or restrictions for your benefit or to make other changes that do not adversely affect the rights of any holder in any material respect.

TERMINATION, SUSPENSION OR MODIFICATION

We expect that you will be able to invest in the Notes for the foreseeable future, but we reserve the right at any time to terminate, to suspend or from time to time to modify the Plan and the Notes offering in part, in its entirety or in respect of investors located in one or more states or other jurisdictions or to suspend new investments in the Notes. We reserve the right to modify, suspend or terminate any of the investment options and redemption options described under “Dominion Energy Reliability Investment—How to Make an Investment,” “—Investment Options” and “—How to Redeem.” No termination, modification or suspension shall affect your rights unless the proposed action shall have been communicated to you in sufficient time prior to its effective date to allow you to redeem Notes together with accrued and unpaid interest in accordance with the terms in effect prior to the effective date of such termination, modification or suspension. No such termination or modification of the Plan or suspension or any provision in the Plan may diminish the principal of any Note or unpaid interest on any Note. Any modification that affects the rights or duties of the trustee may be made only with the consent of the trustee.

The indenture shall cease to be of further effect, and the trustee, on our demand and at our cost and expense, shall execute proper instruments acknowledging satisfaction of and discharging the indenture if at any time we shall have terminated the Plan pursuant to its provisions, all of the Notes shall have become due and payable, we shall have deposited or caused to be deposited with the trustee as trust funds the entire amount sufficient to pay all the outstanding Notes, including principal and interest due or to become due to such date of maturity or, if we shall have given notice for the full redemption of all outstanding Notes, the date of redemption, and we shall have paid or caused to be paid all other sums payable by us under the indenture.

RIGHTS MAY NOT BE ASSIGNED, TRANSFERRED OR PLEDGED

Except for redemptions, and except for the right to debit amounts credited in error to investment balances, there is no provision in the Plan, in the indenture or in our arrangements with the agent bank under which any person has or may create any lien on amounts credited to your investment balance in the Notes. You may not assign, transfer or pledge rights under the Notes, except upon redemption.

PLAN OF DISTRIBUTION

We have engaged Georgeson Securities Corporation (GSC) to assist us with the offering of the Notes as an accommodating broker in states where applicable securities laws require such offerings to be made by a registered broker-dealer. GSC is a registered broker-dealer in all fifty U.S. states. GSC is not underwriting the Notes, has no obligation to purchase any Notes and is not obligated to find or qualify purchasers of the Notes. GSC has not prepared a report or opinion constituting recommendations or advice to us in connection with the Notes. In addition, GSC does not make any recommendations as to whether any investor should purchase the Notes. No commissions will be paid to GSC. We will pay GSC an annual administrative fee of $17,500 for its services with respect to the Notes. In certain jurisdictions, we are offering the Notes on a continuing basis directly on our behalf. We may also from time to time designate other agents through whom Notes may be offered. We reserve the right to withdraw, cancel or modify the offer to purchase Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

VALIDITY OF NOTES

The validity of the Notes will be passed upon for Dominion Energy, Inc. by McGuireWoods LLP, counsel to the Company.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Dominion Energy, Inc.’s Annual Report on Form 10-K and the effectiveness of the Dominion Energy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

For information regarding:

Rates and Other Information

866-876-0001

An additional Prospectus

866-876-0001

or download from:

investors.dominionenergy.com/DERI

Dominion Energy

See our website at

investors.dominionenergy.com/DERI or

see “Where You Can Find More

Information” on page 1 hereof.

Dominion Energy, Inc.

Variable Denomination Floating Rate

Demand Notes

Prospectus

October 30, 2020

Distributed by Georgeson Securities Corporation,

a registered broker-dealer.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is an itemized statement of estimated expenses of Dominion Energy in connection with the issue of the Notes:

SEC filing fee	$0
Fees and expenses of agent bank	$130,000
Fees and expenses of trustee	$5,000
Printing expenses	$5,000
Accountants’ fees and expenses	$15,000
Counsel fees and expenses	$30,000
Miscellaneous	$17,500

Total	$202,500

Item 15.	Indemnification of Directors and Officers.

Article VI of Dominion Energy’s Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) and any other applicable law. The Virginia Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Dominion Energy is required to indemnify its directors and officers in all such proceedings if they have not violated this standard. Dominion Energy has also entered into agreements relating to the advancement of expenses for certain of its directors and officers in advance of a final disposition of proceedings or the making of any determination of eligibility for indemnification pursuant to Dominion Energy’s Articles of Incorporation.

In addition, Article VI of Dominion Energy’s Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Virginia Act as now and hereafter in effect. The Virginia Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of Dominion Energy’s Articles of Incorporation, together with the Virginia Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Dominion Energy has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Dominion Energy against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Dominion Energy and (2) Dominion Energy to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

The Dominion Energy Reliability Investment Plan provides for the indemnification of officers and directors of Dominion Energy under certain circumstances.

Item 16.	Exhibits.

Exhibit No.	Description of Document

4.1	Dominion Energy Reliability Investment Plan, dated as of November 2, 2017 (Filed as Exhibit 4.1 to Registration Statement on Form S-3 of the Registrant, File No. 333-221291, and incorporated herein by reference).

4.2

Indenture, dated as of November 1, 2017, between Dominion Energy, Inc. and Deutsche Bank Trust Company Americas, as Trustee (Filed as Exhibit 4.2 to Registration Statement on Form S-3 of the Registrant, File No. 333-221291, and incorporated herein by reference).

5.1	Opinion of McGuireWoods, LLP, counsel to Dominion Energy, Inc., with respect to the Notes (filed herewith).

23.1	Consent of McGuireWoods LLP (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24	Powers of Attorney (included herein).

25.1	Statement of Eligibility of Deutsche Bank Trust Company Americas with respect to the Indenture dated as of October 26, 2020 relating to the Notes (filed herewith).

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 in the registration statement above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 30TH day of October, 2020.

Dominion Energy, Inc.

By:	/s/ Robert M. Blue
Robert M. Blue
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities stated below and on the 30TH day of October, 2020. The officers and directors whose signatures appear below hereby constitute Carlos M. Brown, Carter M. Reid, or Karen W. Doggett, any one of whom may act, as their true and lawful attorneys-in-fact, with full power to sign on their behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement making such changes in the registration statement as the registrant deems appropriate, and file any registration statement registering additional securities, and generally to do all things in their name in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ Thomas F. Farrell, II Thomas F. Farrell, II	Chairman of the Board of Directors	October 30, 2020

/s/ James A. Bennett James A. Bennett	Director	October 30, 2020

/s/ Helen E. Dragas Helen E. Dragas	Director	October 30, 2020

/s/ James O. Ellis, Jr. James O. Ellis, Jr.	Director	October 30, 2020

/s/ D. Maybank Hagood D. Maybank Hagood	Director	October 30, 2020

/s/ John W. Harris John W. Harris	Director	October 30, 2020

/s/ Ronald W. Jibson Ronald W. Jibson	Director	October 30, 2020

/s/ Mark J. Kington Mark J. Kington	Director	October 30, 2020

/s/ Joseph M. Rigby Joseph M. Rigby	Director	October 30, 2020

Signature	Title	Date

/s/ Pamela J. Royal Pamela J. Royal	Director	October 30, 2020

/s/ Robert H. Spilman, Jr. Robert H. Spilman, Jr.	Director	October 30, 2020

/s/ Susan N. Story Susan N. Story	Director	October 30, 2020

/s/ Michael E. Szymanczyk Michael E. Szymanczyk	Director	October 30, 2020

/s/ Robert M. Blue Robert M. Blue	President and Chief Executive Officer (Principal Executive Officer)	October 30, 2020

/s/ James R. Chapman James R. Chapman	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 30, 2020

/s/ Michele L. Cardiff Michele L. Cardiff	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	October 30, 2020